Exhibit 99.1

First Tennessee acquires Mountain National from FDIC

MEMPHIS, Tenn. --- On June 7, 2013, First Tennessee Bank National Association acquired substantially all of the assets and assumed substantially all of the deposits of Mountain National Bank of Sevierville, Tennessee, from the Federal Deposit Insurance Corporation, as receiver. First Tennessee is the regional banking group of First Horizon National Corporation (NYSE:FHN), which has approximately $25 billion in assets. At March 31, 2013, Mountain National Bank reported approximately $437 million of assets and approximately $373 million of deposits.

The 12 branches of Mountain National, which are located in Sevier and Blount Counties in East Tennessee, will open Monday as First Tennessee financial centers. Mountain National customers are automatically First Tennessee customers. As the Mountain National systems are integrated into First Tennessee’s over the next few months, customers are encouraged to continue conducting their banking business as usual through branches and online. Mountain National customers can continue to use any First Tennessee ATM at no charge.

“With the acquisition of Mountain National, we’re proud to expand in Tennessee, where we’ve earned one of the highest customer retention rates of any bank in the country,” said Bryan Jordan, First Horizon’s chairman, president and CEO. “We’ll maintain our commitment to our communities and long-term profitability through outstanding employees supported by market-leading technology. We look forward to welcoming our new customers and new employees to First Tennessee.”

Customers will be mailed letters next week welcoming them to First Tennessee and providing more information to help them through the transition.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 bank locations in and around Tennessee and 21 FTN Financial Group offices in the U.S. and abroad. First Tennessee Bank has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

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For Immediate Release: Jack Bradley, Media Relations, (901)523-4813

Aarti Bowman, Investor Relations, (901)523-4017

Pam Fansler, East Tennessee banking president, (865)971-2723

Greg Wilson, Maryville banking president, (865)977-5300